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                                                                   EXHIBIT 23(E)



INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Kentucky Kingdom, Inc.



We consent to the incorporation by reference in the registration statement on Form S-3 of Premier Parks, Inc. of our report dated December 12, 1997, except as to Note K which is as of March 4, 1998, relating to the balance sheet of Kentucky Kingdom as of November 2, 1997, and the related statements of income, changes in stockholders equity and cash flows for the year then ended, which report appears in the amended report on Form 8-K/A of Premier Parks, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.



                                          Carpenter, Mountjoy & Bressler, PSC



Louisville, Kentucky
March 24, 1998